Exhibit 23.4

Consent of William J. Crowl, R.G.

Reference is made to the Annual Report of Midway Gold Corp. (the “Company”) on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015 (the “Annual Report”).

I hereby consent to the references to my name under the heading “Properties” and to the summary of the technical reports entitled, “NI 43-101 Technical Report on the Midway Project, Nye County, Nevada” dated April 1, 2011, “NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada” dated May 24, 2011, “Updated NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada” dated November 29, 2012, “NI 43-101 Updated Mineral Resources Estimate for the Pan Gold Project, White Pine County, Nevada”, dated September 1, 2011, “NI 43-101 Technical Report Feasibility Study for the Pan Gold Project, White Pine County, Nevada” dated November 15, 2011, “Updated NI 43-101 Technical Report Feasibility Study for the Pan Gold Project, White Pine County, Nevada”, dated November 29, 2012,  “NI 43-101 Technical Report on Resources, Gold Rock Project, White Pine County, Nevada” dated February 29, 2012, “Updated NI 43-101 Technical Report on Resources, Gold Rock Project, White Pine County, Nevada” dated November 29, 2012 , and “Amended NI 43-101 Technical Report on Resources, Spring Valley Project, Pershing County, Nevada” dated December 19, 2014 in the Annual Report which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Annual Report and the incorporation therein of such references to the Company’s registration statements on Form S-3 (Nos. 333-199886, 333-186230, and 333-184475) and on Form S-8 (No. 333-190569).

/s/ “William J. Crowl”

William J. Crowl, R.G
March 16, 2015